 Exhibit 99.1

CONTACT:

George Relan

Director of Corporate Relations

grelan@mechtech.com

518.533.2200

MTI REPORTS FIRST QUARTER RESULTS

Albany, N.Y., May 10, 2005 -- Mechanical Technology Inc. (NASDAQ: MKTY) today reports financial results for its first quarter ended March 31, 2005.

Mechanical Technology (MTI or the Company) will host a conference call and web cast today at 10:30 a.m. (EST). The dial-in phone number for the conference call is (312) 461-9313.  There will be a simultaneous web cast which can be heard by logging onto MTI's website at http://www.mechtech.com. A replay of the conference call will be available within 24 hours on the website or via phone by dialing (719) 457-0820 and, when prompted, entering pin code number 7814577.

First Quarter Financial Results

For the three months ended March 31, 2005, the Company reported net loss of $6.054 million, or $(0.20) per diluted share, on revenues of $1.727 million while cash used during the quarter totaled $4.1 million.  Revenues included $1.403 million in product revenue generated by the Company's subsidiary, MTI Instruments, Inc. (MTI Instruments) and $.324 million in funded research and development revenues generated by the Company's subsidiary, MTI MicroFuel Cells Inc. (MTI Micro).  This compares with net loss of $.242 million, or $(0.01) per diluted share, on revenues of $1.967 million - $1.579 million generated by MTI Instruments and $.388 million generated by MTI Micro - for the same period of 2004.  The $.176 decrease in product revenue for MTI Instruments is the result of decreases in sales to semiconductor customers of $.142 million, decreases in sales to aviation customers of $.135 million offset by a $.101 million increase in general instrument sales. There was also a $.064 million decrease in funded research and development revenue at MTI Micro due primarily to reductions related to the NIST contract which was completed in 2004 and the commencement of new contracts in late 2004/early 2005 including contracts with DOE and NYSERDA.

Research and product development expenses for the first quarter of 2005 decreased slightly to $2.660 million from $2.668 million for the same period of 2004.

Selling, general and administrative expenses for the first quarter of 2005 increased to $3.034 million compared to $1.307 million for the same period of 2004. This increase is primarily the result of costs related to licensing fees, consulting and other professional fees including costs related to Sarbanes-Oxley compliance, salaries, benefits and depreciation.

Results for the first quarter of 2005 included a loss on derivatives of $3.234 million compared to a loss of $1.281million for the same period of 2004 while results for the first quarter of 2004 also included a $3.129 million gain from the sale of securities available for sale.

For the quarter ended March 31, 2005, cash used in operations was $3.880 million and cash used for capital expenditures was $.202 million.

See the attached financial highlights for the Company's first quarter ended March 31, 2005.

About MTI

MTI is primarily engaged in the development and commercialization of award winning MobionTM cord-free advanced portable power systems, through its subsidiary MTI MicroFuel Cells Inc. (MTI Micro). MTI Micro shipped its first MobionTM based product in December 2004, and has a world-class team of entrepreneurial business executives, researchers and scientists; a proprietary direct methanol micro fuel cell power system and a number of system prototypes demonstrating size reductions and performance improvements; and significant related intellectual property. MTI Micro has received government awards and developed strategic partnerships to help accelerate commercialization. MTI is also engaged in the design, manufacture, and sale of high-performance test and measurement instruments and systems through its subsidiary MTI Instruments, Inc. For more information about the Company please visit www.mechtech.com.

(Financial Table Attached)

 # # #

Statements in this press release which are not historical fact including statements regarding management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among others, estimates of cash needs and sources; our ability to meet cash needs in the future; MTI's, MTI Micro's and MTI Instruments' future business prospects, technology and performance; the market potential for and progress MTI Micro is making in developing its MobionTM fuel cells; the significance of any contracts, grants, awards or other recognition that MTI Micro may receive; the timing or success of market entry, in either the vertical or horizontal markets, by MTI Micro; MTI Micro's ability to meet its stated milestones on time if at all; MTI, MTI Micro's and MTI Instruments' ability to increase or maintain sales into military and other governmental markets; the importance of any relationships we may have, and our ability to maintain those relationships going forward; MTI Micro's ability to produce products or prototypes consistent with any announced specifications or customer requirements if at all; MTI Micro's ability to remain a leader in advancing codes and standards; and the importance of any patents. All forward-looking statements are made as of today, and MTI disclaims any duty to update such statements.  It is important to note that the Company's actual results could differ materially from those projected in forward-looking statements.  Factors that could cause the anticipated results not to occur include, among others, risks related to financing; uncertainties in development, manufacturing, competition and consumer demand for DMFCs; Gillette's ability to terminate its agreements with MTI Micro prior to commercialization of DMFCs and the risk factors listed from time to time in the Company's SEC reports including but not limited to, the annual report on Form

10-K, as amended, and Quarterly Reports on Form 10-Q.

Financial Highlights
Balance Sheet Data:
(Dollars in Thousands)
	March 31, 2005	December 31, 2004
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$18,418	$22,545
Securities available for sale	19,095	17,678
Accounts receivable, less allowances of $58 in 2005 and 2004	1,531	1,772
Other receivables - related parties	-	3
Inventories	1,118	1,136
Prepaid expenses and other current assets	852	504
Total Current Assets	41,014	43,638
Long Term Assets:
Securities available for sale- restricted	17,820	16,497
Property, plant and equipment, net	2,780	2,884
Deferred income taxes	3,507	3,811
Total Assets	$65,121	$66,830

Liabilities and Shareholders' Equity

Current Liabilities:
Accounts payable	$ 640	$ 13
Accrued liabilities	3,001	3,287
Accrued liabilities - related parties	9	-
Income taxes payable	32	40
Deferred income taxes	5,042	5,486
Total Current Liabilities	8,724	8,826
Long-Term Liabilities:
Derivative liability	4,359	1,125
Other credits	24	24
Total Liabilities	13,107	9,975

Commitments and Contingencies
Minority interests	836	1,271

Shareholders' Equity	51,178	55,584
Total Liabilities and Shareholders' Equity	$65,121	$66,830

Statements of Operations Data:
(Dollars in Thousands, Except per Share Data)

	Three Months Ended
	March 31, 2005	March 31, 2004
	(Unaudited)	(Unaudited)
Revenues:
Product revenue	$ 1,403	$ 1,579
Funded research and development revenue	324	388
Total revenues	1,727	1,967
Operating costs and expenses:
Cost of product revenue	602	647
Research and product development expenses:
Funded research and product development	1,055	1,154
Unfunded research and product development	1,605	1,514
Total research and product development expenses	2,660	2,668
Selling, general and administrative expenses	3,034	1,307
Operating loss	(4,569)	(2,655)
Loss on derivatives	(3,234)	(1,281)
Gain on sale of securities available for sale, net	-	3,129
Other income (expenses), net	100	(13)
Loss before income taxes and minority interests	(7,703)	(820)
Income tax benefit	1,209	316
Minority interests in losses of consolidated subsidiary	440	262
Net loss	$ (6,054)	$ (242)

Loss per Share (Basic and Diluted):
Loss per share	$ (0.20)	$ (0.01)

Statements of Cash Flows Data:
(Dollars in Thousands)

	Three Months Ended
	March 31, 2005	March 31, 2004
	(Unaudited)	(Unaudited)
Net cash used by operating activities	$ (3,880)	$ (2,582)
Purchases of property, plant and equipment	(202)	(397)
Net cash (used) provided by investing activities	(202)	3,407
Net cash (used) provided by financing activities	(45)	9,171
(Decrease) increase in cash and cash equivalents	(4,127)	9,996
Cash and cash equivalents - beginning of period	22,545	12,380
Cash and cash equivalents - end of period	18,418	22,376

	As of
Other Information:	Mar. 31, 2005	Dec. 31, 2004

Shares held:

Plug Power Inc.	5,593,227	5,593,227